Exhibit 3.8
STATE OF DELAWARE
CERTIFICATE OF AMENDMENT CHANGING ONLY THE
REGISTERED OFFICE OR REGISTERED AGENT OF A
LIMITED PARTNERSHIP
The limited partnership organized and existing under the Limited Partnership Act of the State of Delaware, hereby certifies as follows:

1.	The name of the limited partnership is
HEALTHCARE TRUST OF AMERICA HOLDINGS, LP.

2.	The Registered Office of the limited partnership in the State of Delaware is changed to
Corporation Trust Center
1209 Orange Street		(street), in the City of	Wilmington,
Zip Code	19801.	The name of the Registered Agent at such address upon
whom process against this limited partnership may be served is
THE CORPORATION TRUST COMPANY.

HEALTHCARE TRUST OF AMERICA, INC., General Partner

By:	/s/ Nichol McCroy
Name:	Nichol McCroy, Vice President